EXHIBIT NO. 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2003 relating to the financial statements, which appear in the Annual Report on Form 10-K/A of United Retail Group, Inc. and subsidiaries for the year ended February 1, 2003.

/s/PricewaterhouseCoopers LLP
New York, New York
August 12, 2003